Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-217356) and Forms S-8 (No. 333-219133, No. 333-219129, No. 333-139127, No. 333-152951, No. 333-168787, No. 333-184823 and No. 333-212907) of Willdan Group, Inc., of our report dated February 21, 2018, on our audits of the consolidated financial statements of Lime Energy Co. as of December 31, 2017 and 2016 and for the years then ended, which report is included in the Current Report on Form 8-K filed by Willdan Group, Inc., on October 3, 2018 and incorporated by reference in the Current Report on Form 8-K/A filed by Willdan Group, Inc. on January 22, 2019. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

New York, New York

January 22, 2019